Exhibit 14.1

BAIN CAPITAL SPECIALTY FINANCE, INC.

CODE OF CONDUCT

Covered Persons/Purpose of this Code

This code of conduct (this “Code”) for Bain Capital Specialty Finance, Inc., a Delaware corporation (the “Company”), applies to the Company’s principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions (collectively, the “Covered Officers”), as well as the Company’s directors, officers, and employees (collectively with the Covered Officers, the “Covered Persons”) for the purpose of promoting:

•                  honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•                  full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to, the Securities and Exchange Commission (“SEC”) and any applicable securities exchange and in other public communications made by the Company;

•                  compliance with applicable laws and governmental rules and regulations;

•                  the prompt internal reporting of violations of this Code to an appropriate person or persons identified in this Code; and

•                  accountability for adherence to this Code.

Each Covered Person should adhere to a high standard of business ethics and should be sensitive to situations that may give rise to actual as well as apparent conflicts of interest.

Covered Persons Should Handle Ethically Actual and Apparent Conflicts of Interest

A “conflict of interest” occurs when a Covered Person’s private interest interferes with the interests of, or his or her service to, the Company.  For example, a conflict of interest would arise if a Covered Person, or a member of his or her family, receives improper personal benefits as a result of his or her position in the Company.

Certain conflicts of interest arise out of the relationships between Covered Persons and the Company and are subject to conflict of interest provisions in the Investment Company Act of 1940, as amended (the “1940 Act”).  For example, Covered Persons may not individually engage in certain transactions (such as the purchase or sale of securities or other property) with the Company because of their status as “affiliated persons” of the Company.  The Company’s compliance programs and procedures are designed to prevent, or identify and correct, violations of these provisions.  Each Covered Person is an employee of a service provider to the Company (“Service Provider”), including BCSF Advisors, LP, a Delaware limited partnership and the Company’s investment adviser and administrator.  Although typically not presenting an opportunity for improper personal benefit, conflicts may arise from, or as a result of, the contractual relationship between the Company and the Service Providers of which the Covered Persons are also officers or employees.  As a result, this Code recognizes that the Covered Persons will, in the normal course of their duties (whether formally for the Company or for the Service Provider of which the Covered Person is an employee, or for both), be involved in establishing policies and implementing decisions which will have different effects on the Service Provider and the Company.  The participation of the Covered Persons in such activities is inherent in the contractual relationship between the Company and the Service Provider and is consistent with the performance by the Covered Persons of their duties as officers of the Company.  Thus, if performed in conformity with the provisions of the 1940 Act, or an exemptive order issued thereunder, such activities shall be deemed to have been handled ethically.  In addition, it is recognized by the board of directors of the Company (the “Board of Directors”) that the Covered Persons may also be, or in the future may become, officers or employees of one or more other investment companies covered by this Code or other similar codes.

Other conflicts of interest are covered by this Code, even if such conflicts of interest are not subject to provisions in the 1940 Act.  The following list provides examples of conflicts of interest under this Code, but Covered Persons should keep in mind that these examples are not exhaustive.  As a general matter, the personal interest of a Covered Person should not be placed improperly before the interest of the Company.

Each Covered Person must not:

•                  use his personal influence or personal relationships improperly to influence investment decisions or financial reporting by the Company whereby the Covered Person would benefit personally to the detriment of the Company;

•                  use corporate property, information or position, or cause the Company to take action, or fail to take action, for the individual personal benefit of the Covered Person rather than for the benefit of the Company;

•                  compete with the Company;

•                  take for themselves personally opportunities that are discovered through the use of corporate property, information or position; or

•                  use material non-public knowledge of portfolio transactions made or contemplated for the Company to trade personally, or cause others to trade personally, in contemplation of the market effect of such transactions.

There are certain potential conflict of interest situations that should be discussed with the Company’s chief compliance officer (the “Chief Compliance Officer”).  Examples of these situations include:

•                  service as a director on the board of directors of any public or private company;

•                  the receipt of any entertainment or non-nominal gift by a Covered Person, or a member of his or her family, from any company with which the Company has current or prospective business dealings, unless such entertainment or gift is business related, reasonable in cost, appropriate as to time and place, and not so frequent as to raise any question of impropriety;

•                  any ownership interest in, or any consulting or employment relationship with, any Service Provider, other than the Company’s investment adviser, principal underwriter, administrator or any affiliated person thereof and the Service Provider of which such Covered Person is an employee; and

•                  a direct or indirect financial interest in commissions, transaction charges or spreads paid by the Company for effecting portfolio transactions or for selling or repurchasing shares other than an interest arising from the Covered Person’s employment, such as compensation or equity ownership.

Covered Persons should be aware that conflicts are also likely to exist where a member of his or her family engages in an act or has a relationship that would present a conflict for such Covered Person.

Disclosure & Compliance

Each Covered Person:

•                  should act with honesty and integrity and avoid violations of this Code, including the avoidance of actual or apparent conflicts of interest with the Company in personal and professional relationships;

•                  should be familiar with the disclosure requirements generally applicable to the Company;

•                  should not knowingly misrepresent, or cause others to misrepresent, facts about the Company to others, whether within or outside the Company, including to the Company’s directors and auditors, and to governmental regulators and self-regulatory organizations;

•                  should deal fairly with the Company’s customers, suppliers, competitors and employees;

•                  should at all times proactively promote ethical behavior among peers in their work environment;

•                  should ensure that the Company’s financial books and records are thoroughly and accurately maintained to the best of their knowledge in a manner consistent with applicable laws and this Code;

•                  should respect and protect the confidentiality of information acquired in the course of their professional duties, except when authorized by the Company to disclose it or where disclosure is otherwise legally mandated;

•                  should act in good faith and with due care, competence and diligence, without knowingly misrepresenting material facts or allowing such Covered Person’s independent judgment to be subordinated;

•                  should protect the Company’s assets and ensure their efficient use;

•                  should conduct the affairs of the Company in a responsible manner, consistent with this Code;

•                  should, to the extent appropriate within his or her area of responsibility, consult with other officers and employees of the Company and the Company’s investment adviser with the goal of promoting full, fair, accurate, timely and understandable disclosure in the reports and documents the Company files with, or submits to, the SEC or any applicable securities exchange and in other public communications made by the Company; and

•                  has the responsibility to promote compliance with the standards and restrictions imposed by applicable laws, rules and regulations, including insider trading laws.

Reporting and Accountability

Each Covered Person must:

•                  upon adoption of this Code (or thereafter as applicable, upon becoming a Covered Person), affirm in writing to the Board of Directors that he/she has received, read, and understands this Code;

•                  annually thereafter affirm to the Board of Directors that he/she has complied with the requirements of this Code;

•                  not retaliate against any of the Company’s or its Service Providers’ employees or any other Covered Person or their affiliated persons for reports of potential violations of this Code that are made in good faith;

•                  notify the Chief Compliance Officer promptly if he/she knows or learns of any violation of this Code.  Failure to do so is itself a violation of this Code; and

•                  report promptly any change in his or her affiliations.

The Chief Compliance Officer is responsible for applying this Code to specific situations in which questions are presented under it and has the authority to interpret this Code in any particular situation. The audit committee of the board of Directors (the “Committee”), however, is responsible for granting waivers(1) and determining sanctions, as appropriate.

In the event that a Covered Person discovers or, in good faith, suspects a violation of this Code, the Covered Person must immediately report the violation or suspected violation to the Chief Compliance Officer.  The Chief Compliance Officer may, in his or her discretion, consult with outside legal counsel, the Company’s auditors, another member of the Company’s senior management or the Board of Directors in determining how to address the suspected violation.  For example, a Code violation may occur when a periodic report or financial statement of the Company omits a material fact, or is technically accurate but, in the view of the Covered Person, is written in a way that obscures its meaning.  If you have any questions regarding proper conduct, you should consult with the Chief Compliance Officer before taking any action.

Covered Persons who report violations or suspected violations in good faith will not be subject to retaliation of any kind.  Reported violations will be investigated and addressed promptly and will be treated as confidential to the extent possible.  See the Company’s “Internal Reporting and Whistle Blower Protection Policy” for additional information with respect to treatment of reported information.

The Company shall follow these procedures in investigating and enforcing this Code:

•                  the Chief Compliance Officer shall take any action he/she considers appropriate to investigate any actual or potential violations reported to him/her;

•                  if, after such investigation, the Chief Compliance Officer believes that no violation has occurred, the Chief Compliance Officer shall meet with the person reporting the violation for the purposes of informing such person of the reason for not taking action;

(1)         Instruction 2 to Item 5.05 of Form 8-K defines “waiver” as “the approval by the registrant of a material departure from a provision of the code of conduct” and “implicit waiver,” which must also be disclosed, as “the registrant’s failure to take action within a reasonable period of time regarding a material departure.

•                  any matter that the Chief Compliance Officer concludes is a violation shall be reported to the Committee;

•                  if the Committee concurs that a violation has occurred, it shall inform and make a recommendation to the full Board of Directors, which shall consider appropriate action, which may include review of, and appropriate modifications to: applicable policies and procedures; notification to appropriate personnel or board of directors of the Service Provider of which such Covered Person is an employee; a recommendation to the Service Provider to dismiss the Covered Person; or dismissal of the Covered Person as an officer of the Company;

•                  the Committee shall be responsible for granting waivers, as appropriate; and

•                  any changes to, or waivers of, this Code shall, to the extent required, be disclosed as provided by SEC rules.

Dishonest or unethical conduct or conduct that is illegal will constitute a violation of this Code, regardless of whether this Code specifically refers to such particular conduct.  A violation of this Code may result in disciplinary action, up to and including removal as a Covered Person.  A variety of laws apply to the Company and its operations, including the Securities Act of 1933, as amended, the 1940 Act, as amended, state laws relating to duties owed by Company officers, and criminal laws.  The Company will determine when and how to report a suspected criminal violation to the appropriate authorities, and will investigate, address and report, as appropriate, non-criminal violations.

Waivers

A Covered Person may request a waiver of any of the provisions of this Code by submitting a written request for such waiver to the Committee setting forth the basis for such request and explaining how the waiver would be consistent with the standards of conduct described herein. The Committee shall review such request and make a determination thereon in writing, which shall be binding, and shall inform the Chief Compliance Officer of the granting of any waiver.

In determining whether to waive any provisions of this Code, the Committee shall consider whether the proposed waiver is consistent with honest and ethical conduct.

Amendments to and waivers of this Code will be publicly disclosed as required by applicable law and regulations.  In particular, waivers for executive officers or directors must be promptly disclosed to shareholders within four business days of such determination. Disclosure must be made by distributing a press release, providing website disclosure, or by filing a current report on Form 8-K with the SEC.

The Chief Compliance Officer shall submit an annual report to the Board of Directors regarding waivers granted.

Other Policies and Procedures

The Sarbanes-Oxley Act of 2002, as amended, and the rules and forms applicable thereunder (“SOX”) addresses corporate malfeasance and assures investors that the companies in which they invest, including BDCs that elect to be regulated as registered investment companies, are accurately and completely disclosing financial information.  Under SOX, all public companies (including the Company) must either have a code of ethics for their Covered Persons, or disclose why they do not.  SOX was intended to foster corporate environments which encourage employees to question and report unethical and potentially illegal business practices.  This Code shall be the sole “code of ethics” adopted by the Company for purposes of Section 406 of SOX.

Further, this Code shall be the sole “code of ethics” adopted by the Company for purposes of Section 303A.10 of the NYSE Listed Company Manual.

Insofar as other policies or procedures of the Company, the Company’s investment adviser, principal underwriter or other Service Providers govern or purport to govern the behavior or activities of the Covered Persons who are subject to this Code, they are superseded by this Code to the extent that they overlap or conflict with the provisions of this Code.  The codes of ethics of the Company and its investment adviser and other Service Providers under Rule 17j-1 under the 1940 Act are separate requirements applying to the Covered Persons and others and are not part of this Code.

Amendments

Any amendments to this Code must be approved or ratified by a majority vote of the Board of Directors, including a majority of independent directors.

Confidentiality

All reports and records prepared or maintained pursuant to this Code shall be considered confidential and shall be maintained and protected accordingly.  Except as otherwise required by law, regulation or this Code, such matters shall not be disclosed to anyone other than the Board of Directors or committee thereof and its counsel, the investment adviser and its counsel, the other Service Provider of which such Covered Person is an employee or independent auditors or other consultants referred to in Section IV above.

Internal Use

This Code is intended solely for the internal use by the Company and does not constitute an admission, by or on behalf of any person, as to any fact, circumstance or legal conclusion.  It is not intended to and does not create any rights in any employee, supplier, competitor, stockholder, portfolio company or any other person or entity.